Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
SWS Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-86234) on Form S-8 of SWS Group, Inc. (formerly Southwest Securities Group, Inc.) of our report dated August 21, 2001, except for note 9 to the consolidated financial statements, which is as of September 12, 2002, with respect to the consolidated statement of financial condition of SWS Group, Inc. and subsidiaries as of June 29, 2001, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended June 29, 2001, and the related financial statement schedule, which report appears in the June 28, 2002, annual report on Form 10-K of SWS Group, Inc. Our report refers to a change in method of accounting for derivative instruments and hedging activities in fiscal 2001. Our report also refers to a change in method of accounting for an investment from the cost method to the equity method and resultant restatement of the consolidated financial statements as of and for the year ended June 29, 2001.

KPMG LLP

Dallas, Texas
September 26, 2002